Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Director of Marketing
(631)537-1001, ext. 263

   BRIDGE BANCORP, INC. ANNOUNCES SECOND QUARTER DIVIDEND
UP 16.7% OVER LAST YEAR

(Bridgehampton, NY — June 17, 2003) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB:BDGE), the holding company for The Bridgehampton National Bank, yesterday announced a quarterly dividend of $0.18 per share. Dividends per share have increased 16.7% over last year on a year-to-date basis, and 20.0% over the prior year’s second quarter dividend.

The dividend, payable on July 22, 2003 to shareholders of record as of June 30, 2003, maintains the Company’s trend of uninterrupted dividends. Shares of Bridge Bancorp, Inc. continue to provide a competitive dividend yield.

Founded in 1910, Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing, Sag Harbor, Southampton, Southampton Village and Southold.

The Bridgehampton National Bank, which is locally directed and managed, maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on the East End. The Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing Lender and Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

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